EXHIBIT A

AMENDMENT NO. 1
TO
AMENDED AND RESTATED PASS THROUGH TRUST AGREEMENT

AMENDMENT NO. 1 (this “Amendment”) dated as of _________, 2021 between COPPER BIDCO LLC (“BidCo”) and GLAS TRUST COMPANY LLC (the “Trustee”).

WHEREAS, BidCo and the Trustee are parties to the Amended and Restated Pass Through Trust Agreement dated as of January 30, 2021 (as amended, amended and restated, modified or otherwise supplemented from time to time, the “Trust Agreement”) in respect of Copper Property CTL Pass Through Trust (the “Trust”);

WHEREAS, pursuant to Section 9.02(a) of the Trust Agreement (and subject to the restrictions imposed by Section 7.05 of the Trust Agreement regarding preserving grantor trust status and subject to Sections 9.02(b) and (c) of the Trust Agreement), the Trust Agreement may be amended with the consent of the Majority Certificateholders, and the amendments to the Trust Agreement set forth in Section 2(a) of this Amendment have been approved by the Majority Certificateholders; and

WHEREAS, pursuant to 9.01 of the Trust Agreement, the Trustee may, without the consent of any Certificateholders, enter into an amendment to the Trust Agreement to, among other things, cure any manifest error, and the amendments set forth in Section 2(b) of this Agreement are intended to correct an error in the date set forth in Section 7.13(a).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Trust Agreement as follows:

Section 1.      Definitions.  Except as otherwise defined in this Amendment, terms defined in the Trust Agreement, as amended hereby, are used herein as defined therein.

Section 2.      Amendments to Trust Agreement.  The Trust Agreement is hereby amended as follows:

(a)          The definition of “Targeted Disposal Period” in Section 1.01 is deleted and replaced in its entirety with the following:

““Targeted Disposal Period”: Means (a) with respect to any DC Property, a period of six (6) months commencing on April 6, 2021 and (b) with respect to any Retail Property, a period of fifty-four (54) months, commencing on the date hereof.”

(b)          Section 6.09(d) is deleted and replaced in its entirety with the following:

“Broker Opinion of Value. The Trustee shall use commercially reasonable efforts to assist the Manager (pursuant to the Management Agreement) in obtaining, on a quarterly basis, a broker’s opinion of value in customary form (“BOV”) for each Property that is a Trust Asset; provided that the Manager shall have discretion to forego obtaining a BOV on any given property for any given quarter so long as the Manager does not forgo obtaining a BOV for such property for two consecutive quarters; provided, further, that if a Property is then subject to a PSA that has not been terminated by its terms at the time such new BOV is obtained, such Property shall not require a BOV until such time, if at all, that such PSA has been terminated and the applicable Property is still owned by the Trust.”

(c)          The reference to “January 1, 2021” in clause (i) in the last proviso in Section 7.13(a) is replaced with “January 31, 2021”.

Section 3.      Governing Law.  THIS AMENDMENT HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Section 4.      Counterparts.  This Amendment may be executed in any number of counterparts (and no party shall be required to execute the same counterpart). Each counterpart of this Amendment, including a signature page or pages executed by each of the parties hereto, shall be an original counterpart of this Amendment, but all of such counterparts together shall constitute one instrument. The parties intend that images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign) shall constitute original signatures and are binding on all parties. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The original documents shall be promptly delivered, if requested.

 [Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

COPPER BIDCO LLC

By its sole member, GLAS AMERICAS LLC

By
Name:
Title:

GLAS TRUST COMPANY LLC, as Trustee

By
Name:
Title: